Goodrich Announces 53 Percent Earnings per Diluted Share Growth for Second Quarter 2007 and Increases Outlook for 2007 Sales and Net Income per Diluted Share
•	Second quarter 2007 net income per diluted share of $0.98, a 53 percent increase over second quarter 2006 net income per diluted share of $0.64.

•	Second quarter 2007 sales of $1,622 million increased 9 percent over second quarter 2006 sales of $1,483 million.

•	Total segment operating income margin increased to 16.0%, from 14.0% in the second quarter 2006.

•	Full year 2007 outlook for net income increased to $3.50 — $3.60 per diluted share, from $3.20 — $3.35 per diluted share.

•	Full year 2007 outlook for sales increased to $6.5 — $6.6 billion, from the previous range of $6.3 — $6.5 billion.
CHARLOTTE, NC, July 26, 2007 — Goodrich Corporation announced results today for the second quarter 2007, and updated its full year 2007 outlook ranges.
Commenting on the company’s performance, Marshall Larsen, Chairman, President and Chief Executive Officer said, “The second quarter 2007 was a very solid quarter for Goodrich and our industry. The roll-out of the Boeing 787 Dreamliner was a significant event for the aerospace industry, and we are proud of all the innovative Goodrich products that are on the airplane. We had continued strong sales growth at 9 percent for the quarter, and our segment operating income margins increased to 16 percent. Excellent top line growth and operational execution has allowed us to raise our outlook for full year 2007 sales and earnings per diluted share. We now expect sales to be in the $6.5 — $6.6 billion range, an increase of about $100 million compared to our prior outlook, and we expect earnings per diluted share to be in the range of $3.50 — $3.60, an increase of $0.25 — $0.30 per diluted share compared to our prior outlook. Segment operating income margins are now expected to be about 15 percent for the full year 2007. We expect net cash provided by operating activities minus capital expenditures to be between 60 — 75 percent of net income, and we expect this metric to improve in 2008 and beyond.”
“We are pleased that we signed another long-term landing gear supply agreement with Boeing, solidifying the partnership between our companies that has grown over many years. This agreement is a win-win for Goodrich and Boeing, and encourages us to work together in ways that are expected to benefit both companies,” Larsen continued.
Goodrich reported second quarter 2007 net income of $125 million, or $0.98 per diluted share, on sales of $1,622 million. In the second quarter 2006, the company reported net income of $81 million, or $0.64 per diluted share, on sales of $1,483 million. Second quarter 2007 sales increased 9 percent and net income per diluted share increased 53 percent when compared to the similar results for the second quarter 2006.
The increased sales for the quarter reflect continued strong growth for commercial airplane aftermarket and defense and space sales. Large commercial airplane original equipment sales declined slightly in the second quarter 2007 compared to the second quarter 2006 due primarily to reduced Airbus A380 shipments in several businesses and the second quarter 2006 completion of the Boeing 717 and the PW4000 nacelle contracts. Each of the company’s three segments experienced growth in sales for the second quarter 2007 compared to the second quarter 2006. For the second quarter 2007 compared to the second quarter 2006, sales changes by market channel were as follows:
•	Large commercial airplane original equipment sales decreased by about 1 percent;

•	Regional, business and general aviation airplane original equipment sales increased 26 percent;

•	Large commercial, regional and general aviation airplane aftermarket sales increased by 14 percent, and;

•	Defense and space sales of both original equipment and aftermarket products and services increased by about 8 percent.
Net income in the second quarter 2007, compared to the second quarter 2006, was positively affected by the strong sales, favorable sales mix and improved operational performance in most business units. During the second quarter 2006, the company incurred $11 million in pre-tax expense related to a pension curtailment and $5 million pre-tax expense related to transaction costs for a long term debt exchange program. There were no similar expenses during the second quarter 2007. For the second quarter 2007, the company reported an effective tax rate of 29 percent, which brought the 2007 year-to-date tax rate to 32 percent.
Net cash provided by operating activities during the second quarter 2007 was $75 million, an increase of $85 million from the same period in 2006. The increase was primarily due to increased pre-tax income of $58 million and the impact in the second quarter 2006 of the unwinding of the company’s $97 million accounts receivable securitization program. The increase was partially offset by higher second quarter 2007 pension contributions of $80 million. Capital expenditures were $59 million in the second quarter 2007 compared to capital expenditures in the second quarter 2006 of $52 million.
For the first six months of 2007, the company reported net income of $225 million, or $1.76 per diluted share, on sales of $3,211 million. During the first six months of 2006, net income was $283 million, or $2.24 per diluted share, on sales of $2,907 million. Included in the net income results for the first six months of 2006 was $132 million, or $1.05 per diluted share, related to tax settlements that were completed during the first quarter 2006. The $304 million increase in sales is primarily attributable to double-digit percentage growth in commercial aircraft aftermarket sales and continued strong sales growth in the commercial aircraft original equipment and defense and space market channels. The effective tax rate for the first six months of 2007 was 32 percent, which is consistent with the company’s outlook of 31 — 33 percent for the full year 2007.
Net cash provided by operating activities during the first six months of 2007 was $198 million, an increase of $143 million from the same period in 2006. The increase was primarily due to increased pre-tax income of $111 million and the impact of the unwinding of the company’s $97 million accounts receivable securitization program in 2006. The increase was partially offset by higher first half 2007 pension contributions of $83 million. Capital expenditures were $96 million for the first six months of 2007 compared to capital expenditures for the first six months of 2006 of $95 million.
Business Highlights
•	Goodrich has signed a new long term agreement with the Boeing Company under which Goodrich will continue as the exclusive supplier of original equipment and aftermarket landing gear for the 737, 747, 767 and 777 Commercial Airplanes programs. The agreement extends supply arrangements through 2012.
•	Singapore Airlines chose Goodrich to provide asset management services, including component and system maintenance and technical support, for the airline’s fleet of 19 A380 aircraft. The long-term agreement, customized to meet Singapore Airlines’ operational requirements, covers Goodrich-produced technology ranging from primary and secondary flight controls to sensors and evacuation systems. This is the first selection of Goodrich’s team for A380 support services.
•	Greece’s Hellenic Air Force selected Goodrich’s DB-110 airborne reconnaissance system for use on F-16 fighters. In the initial FMS contract, Goodrich will provide two F-16 reconnaissance pods, a ground exploitation system and aircraft integration.

2007 Outlook
The company’s sales outlook is based on market assumptions for each of its major market channels, which are included in the supplemental data portion of this press release.
The company continues to expect that 2007 will be another year of strong sales growth with improving segment operating income margins. Full year 2007 sales expectations have been increased to $6.5 — $6.6 billion, compared with prior expectations of $6.3 — $6.5 billion. The outlook for 2007 net income per diluted share has been increased to $3.50 — $3.60, compared with prior expectations of $3.20 — $3.35, reflecting sales growth in all major market channels and margin expansion driven by sales growth, favorable mix and improved operating efficiencies.
The 2007 outlook assumes, among other factors, a full-year effective tax rate of 31 — 33 percent, which may vary from quarter-to-quarter depending on many factors, including settlements with state, federal and international tax authorities.
To provide the most meaningful comparison between 2006 results and the outlook for 2007 net income per diluted share, Goodrich believes that the 2006 net income per diluted share of $3.81 should be adjusted for the impact of the $1.15 per diluted share related to tax settlements that were completed during 2006. Excluding these tax settlements, net income per diluted share for 2006 was $2.66, compared to expected results of $3.50 — $3.60 for 2007.
Goodrich continues to expect net cash provided by operating activities, minus capital expenditures, to be in the range of 60 — 75 percent of net income in 2007. This outlook reflects a continuation of cash expenditures for investments in the Boeing 787 Dreamliner and the Airbus A350 XWB and capital expenditures for facility expansions to support increased aftermarket demand, low cost country manufacturing and productivity initiatives that are expected to enhance margins over the near and long term. The company continues to expect capital expenditures for 2007 to be in a range of $270 — $290 million. Of these capital expenditures, approximately 40 percent are expected to be associated with investments in low cost country manufacturing, previously announced MRO facility expansions and new facilities to support aftermarket sales growth, and expenditures related to the company-wide implementation of a new Enterprise Resource Planning (ERP) system.
The current sales, net income and net cash provided by operating activities outlooks for 2007 do not include the impact of acquisitions or divestitures or resolution of an A380 claim against Northrop Grumman.

The supplemental discussion and tables that follow provide more detailed information about the second quarter 2007 segment results and assumptions underlying the 2007 outlook.

Goodrich will hold a conference call on July 26, 2007 at 10:00 AM U.S. Eastern Time to discuss this announcement. Interested parties can listen to a live webcast of the conference call, and view the related presentation materials, at www.goodrich.com, or listen via telephone by dialing 913-981-5592.

Goodrich Corporation, a Fortune 500 company, is a global supplier of systems and services to aerospace, defense and homeland security markets. With one of the most strategically diversified portfolios of products in the industry, Goodrich serves a global customer base with significant worldwide manufacturing and service facilities. For more information visit http://www.goodrich.com.

FORWARD-LOOKING INFORMATION IS SUBJECT TO RISK AND UNCERTAINTY
Certain statements made in this document are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding our future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “should,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. We caution readers that any such forward-looking statements are based on assumptions that we believe are reasonable, but are subject to a wide range of risks, and actual results may differ materially.
Important factors that could cause actual results to differ from expected performance include, but are not limited to:
•	demand for and market acceptance of new and existing products, such as the Airbus A350 XWB and A380, the Boeing 787 Dreamliner, the EMBRAER 190, the Dassault Falcon 7X and the Lockheed Martin F-35 Lightning II and F-22 Raptor;

•	our ability to extend our commercial original equipment contracts beyond the initial contract periods;

•	cancellation or delays of orders or contracts by customers or with suppliers;

•	successful development of products and advanced technologies;

•	the health of the commercial aerospace industry, including the impact of bankruptcies and/or consolidations in the airline industry;

•	global demand for aircraft spare parts and aftermarket services;

•	changing priorities or reductions in the defense budgets in the U.S. and other countries, U.S. foreign policy and the level of activity in military flight operations;

•	the resolution of contractual disputes with Northrop Grumman related to the purchase of aeronautical systems;

•	the possibility of restructuring and consolidation actions beyond those previously announced by us;

•	threats and events associated with and efforts to combat terrorism;

•	the extent to which expenses relating to employee and retiree medical and pension benefits change;

•	competitive product and pricing pressures;

•	our ability to recover from third parties under contractual rights of indemnification for environmental and other claims arising out of the divestiture of our tire, vinyl and other businesses;

•	possible assertion of claims against us on the theory that we, as the former corporate parent of Coltec Industries Inc, bear some responsibility for the asbestos-related liabilities of Coltec and its subsidiaries, or that Coltec’s dividend of its aerospace business to us prior to the EnPro spin-off was made at a time when Coltec was insolvent or caused Coltec to become insolvent;

•	the effect of changes in accounting policies;

•	cumulative catch-up adjustments or loss contract reserves on long-term contracts accounted for under the percentage of completion method of accounting;

•	domestic and foreign government spending, budgetary and trade policies;

•	economic and political changes in international markets where we compete, such as changes in currency exchange rates, inflation, deflation, recession and other external factors over which we have no control; and

•	the outcome of contingencies including completion of acquisitions, divestitures, tax audits, litigation and environmental remediation efforts.
We caution you not to place undue reliance on the forward-looking statements contained in this document, which speak only as of the date on which such statements are made. We undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

Supplemental Data
Segment Review
Quarter Ended June 30, 2007 Compared with Quarter Ended June 30, 2006

	Quarter Ended June 30,
			%	% of Sales
	2007	2006	Change	2007	2006
	(Dollars in millions)
NET CUSTOMER SALES
Actuation and Landing Systems	$635.3	$561.9	13%
Nacelles and Interior Systems	$533.6	$514.9	4%
Electronic Systems	$453.5	$406.4	12%

Total Sales	$1,622.4	$1,483.2	9%

SEGMENT OPERATING INCOME
Actuation and Landing Systems	$61.0	$39.3	55%	9.6%	7.0%
Nacelles and Interior Systems	$135.3	$114.8	18%	25.4%	22.3%
Electronic Systems	$62.6	$54.1	16%	13.8%	13.3%

Segment Operating Income	$258.9	$208.2	24%	16.0%	14.0%
Actuation and Landing Systems: Actuation and Landing Systems segment sales of $635 million for the quarter ended June 30, 2007 increased $73 million, or 13 percent, from $562 million for the quarter ended June 30, 2006. The increase was primarily due to the following:
•	Higher large commercial airplane aftermarket sales of approximately $22 million, primarily in our landing gear, aircraft wheels and brakes and actuation business units;
•	Higher large commercial airplane OE sales of approximately $21 million, primarily in our landing gear business unit;
•	Higher regional and business OE and aftermarket sales of approximately $10 million, primarily in our aircraft wheels and brakes and landing gear business units;
•	Higher military OE and aftermarket sales of approximately $6 million, primarily in our actuation and aircraft wheels and brakes business units; and
•	Higher airframe heavy maintenance sales of approximately $5 million.
Actuation and Landing Systems segment operating income of $61 million for the quarter ended June 30, 2007 increased $22 million, or 55 percent, from $39 million for the quarter ended June 30, 2006. This increase in operating income was primarily due to the following:
•	Higher sales volume and favorable product mix across all business units, which resulted in higher income of approximately $25 million;

•	Improved brake-life performance in the aircraft wheels and brakes business unit and higher pricing in our landing gear, aircraft wheels and brakes and actuation business units, offset by increased operating costs, primarily in our landing gear business unit; and
•	Unfavorable foreign exchange translation impact of approximately $7 million.
Nacelles and Interior Systems: Nacelles and Interior Systems segment sales of $534 million in the quarter ended June 30, 2007 increased $19 million, or 4 percent, from $515 million in the quarter ended June 30, 2006. The increase was primarily due to the following:
•	Higher large commercial airplane aftermarket sales, including spare parts and MRO volume of approximately $39 million, primarily in our aerostructures and interiors business units; and
•	Higher regional, business, and general aviation aircraft OE sales primarily from our aerostructures business unit of approximately $11 million.
Partially offsetting these higher sales were lower commercial OE sales of approximately $37 million, related to the completion of certain customer contracts in 2006.
Nacelles and Interior Systems segment operating income of $135 million in the quarter ended June 30, 2007 increased $20 million, or 18 percent, from $115 million in the quarter ended June 30, 2006. The increased segment operating income was due to higher sales volume, primarily in our aerostructures and interiors business units, which resulted in higher income of approximately $27 million. Favorable changes in estimates for certain long-term contracts at our aerostructures business unit during the second quarter 2007 resulted in an increase to segment operating income of approximately $10 million. These increases in segment operating income were partially offset by higher research and development and administrative costs, primarily in our aerostructures business unit.
Electronic Systems: Electronic Systems segment sales of $453 million in the quarter ended June 30, 2007 increased $47 million, or 12 percent, from $406 million in the quarter ended June 30, 2006. The increase was primarily due to:
•	Higher defense and space OE and aftermarket sales of approximately $20 million across all of our business units;
•	Higher regional and general aviation airplane OE and aftermarket sales of approximately $15 million in our sensor and integrated systems and engine control and electrical power business units;
•	Higher commercial OE and aftermarket sales of approximately $7 million in our sensors and integrated systems business unit; and

•	Higher sales of products to the helicopter market of approximately $5 million in our sensors and integrated systems and engine controls and electrical power business units.
Electronic Systems segment operating income of $63 million in the quarter ended June 30, 2007 increased $9 million, or 16 percent, from $54 million in the quarter ended June 30, 2006. The increased segment operating income was primarily a result of higher sales volume, which resulted in operating income of approximately $19 million. This increase in segment operating income was offset by higher costs of approximately $8 million, primarily in our sensors and integrated systems and engine control and electrical power business units and unfavorable foreign currency translation of approximately $4 million in our engine controls and electrical power business.
2007 Outlook — Market Channel Assumptions
Goodrich’s 2007 outlook is based on certain market assumptions, including the following:
•	Goodrich expects deliveries of Airbus and Boeing large commercial aircraft to increase by about 8 — 10 percent in 2007 compared to 2006. Goodrich sales of large commercial aircraft original equipment products are projected to grow by about 10 percent in 2007 compared to 2006.
•	Capacity in the global airline system, as measured by available seat miles (ASMs), is expected to grow at about 4 — 5 percent in 2007. Goodrich sales to airlines and package carriers for large commercial and regional aircraft aftermarket parts and services are expected to grow by 13 — 15 percent in 2007 compared to 2006.
•	Total regional and business aircraft production is expected to increase slightly in 2007 compared to 2006. Deliveries to Embraer in support of its EMBRAER 190 aircraft, which includes significant Goodrich content, are expected to enable Goodrich to increase sales in this market channel by about 15 percent in 2007 compared to 2006.
•	Goodrich defense and space sales (original equipment and aftermarket) are expected to grow by about 10 percent in 2007 compared to 2006. Growth is expected in all three segments.

PRELIMINARY
GOODRICH CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2007	2006	2007	2006

Sales	$1,622.4	$1,483.2	$3,210.9	$2,907.0
Operating costs and expenses:
Cost of sales	1,139.1	1,088.0	2,272.8	2,131.9
Selling and administrative costs	261.1	227.3	516.9	464.5

	1,400.2	1,315.3	2,789.7	2,596.4

Operating Income	222.2	167.9	421.2	310.6
Interest expense	(30.8)	(31.3)	(62.4)	(63.3)
Interest income	1.5	1.1	3.3	2.2
Other income (expense) – net	(17.7)	(20.9)	(33.3)	(31.5)

Income from continuing operations before income taxes	175.2	116.8	328.8	218.0
Income tax (expense) benefit	(50.1)	(35.7)	(103.9)	63.4

Income From Continuing Operations	125.1	81.1	224.9	281.4
Income (loss) from discontinued operations	(0.3)	(0.1)	(0.3)	0.5
Cumulative effect of change in accounting	—	—	—	0.6

Net Income	$124.8	$81.0	$224.6	$282.5

Basic Earnings per Share:
Continuing operations	$1.00	$0.65	$1.79	$2.27
Discontinued operations	—	—	—	—
Cumulative effect of change in accounting	—	—	—	0.01

Net Income	$1.00	$0.65	$1.79	$2.28

Diluted Earnings per Share:
Continuing operations	$0.98	$0.64	$1.76	$2.23
Discontinued operations	—	—	—	—
Cumulative effect of change in accounting	—	—	—	0.01

Net Income	$0.98	$0.64	$1.76	$2.24

Dividends Declared per Common Share	$0.20	$0.20	$0.40	$0.40

Weighted — Average Number of Shares Outstanding
(in millions)
Basic	125.3	124.5	125.3	124.0

Diluted	127.9	126.4	127.8	126.0

PRELIMINARY
GOODRICH CORPORATION
SEGMENT REPORTING (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2007	2006	2007	2006

Sales:
Actuation and Landing Systems	$635.3	$561.9	$1,244.5	$1,100.3
Nacelles and Interior Systems	533.6	514.9	1,080.5	1,008.7
Electronic Systems	453.5	406.4	885.9	798.0

Total Sales	$1,622.4	$1,483.2	$3,210.9	$2,907.0

Operating Income:
Actuation and Landing Systems	$61.0	$39.3	$110.9	$62.6
Nacelles and Interior Systems	135.3	114.8	261.6	219.6
Electronic Systems	62.6	54.1	117.4	97.0

Total Segment Operating Income (1)	258.9	208.2	489.9	379.2

Corporate General and Administrative Costs	(32.7)	(23.9)	(61.4)	(51.1)
ERP Implementation Costs	(4.0)	(5.5)	(7.3)	(6.6)
Pension Curtailment Expenses	—	(10.9)	—	(10.9)

Total Operating Income	$222.2	$167.9	$421.2	$310.6

Segment Operating Income as a Percent of Sales:
Actuation and Landing Systems	9.6%	7.0%	8.9%	5.7%
Nacelles and Interior Systems	25.4%	22.3%	24.2%	21.8%
Electronic Systems	13.8%	13.3%	13.3%	12.2%

Total Segment Operating Income as a Percent of Sales	16.0%	14.0%	15.3%	13.0%

(1)	Segment operating income is total segment revenue reduced by operating expenses directly identifiable with our business segments except for certain enterprise ERP implementation expenses and pension curtailment expenses in 2006, which were not allocated to the segments. Segment operating income is used by management to assess the operating performance of the segments. See reconciliation of total segment operating income to total operating income above.

PRELIMINARY
GOODRICH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
(DOLLARS IN MILLIONS EXCEPT SHARE AMOUNTS)

	June 30,	December 31,
	2007	2006

Current Assets
Cash and cash equivalents	$213.4	$201.3
Accounts and notes receivable — net	1,039.9	912.4
Inventories — net	1,749.6	1,551.8
Deferred income taxes	232.8	250.3
Prepaid expenses and other assets	83.0	91.7

Total Current Assets	3,318.7	3,007.5

Property, plant and equipment — net	1,351.5	1,327.7
Prepaid pension	2.6	2.3
Goodwill	1,350.7	1,341.3
Identifiable intangible assets — net	466.9	472.0
Deferred income taxes	43.4	35.5
Other assets	736.8	714.9

Total Assets	$7,270.6	$6,901.2

Current Liabilities
Short-term debt	$10.4	$11.8
Accounts payable	661.1	584.6
Accrued expenses	867.6	819.0
Income taxes payable	102.6	212.5
Deferred income taxes	3.3	3.3
Current maturities of long-term debt and capital lease obligations	1.1	1.4

Total Current Liabilities	1,646.1	1,632.6

Long-term debt and capital lease obligations	1,720.5	1,721.7
Pension obligations	535.0	612.1
Postretirement benefits other than pensions	371.2	379.1
Long-term income taxes payable	148.5	—
Deferred income taxes	60.5	57.2
Other non-current liabilities	533.0	521.8
Commitments and contingent liabilities	—	—
Shareholders’ Equity
Common stock — $5 par value
Authorized 200,000,000 shares; issued 141,455,931 shares at June 30, 2007 and 139,041,884 shares at December 31, 2006 (excluding 14,000,000 shares held by a wholly owned subsidiary)	707.3	695.2
Additional paid-in capital	1,401.6	1,313.3
Income retained in the business	850.6	666.5
Accumulated other comprehensive income (loss)	(151.8)	(260.8)
Common stock held in treasury, at cost (16,211,703 shares at June 30, 2007 and 14,090,913 shares at December 31, 2006)	(551.9)	(437.5)

Total Shareholders’ Equity	2,255.8	1,976.7

Total Liabilities And Shareholders’ Equity	$7,270.6	$6,901.2

PRELIMINARY
GOODRICH CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2007	2006	2007	2006

Operating Activities
Net income	$124.8	$81.0	$224.6	$282.5
Adjustments to reconcile net income to net cash provided by operating activities:
(Income) loss from discontinued operations	0.3	0.1	0.3	(0.5)
Cumulative effect of change in accounting	—	—	—	(0.6)
Restructuring and consolidation:
Expenses	0.6	2.1	0.8	3.6
Payments	(1.5)	(1.8)	(2.1)	(3.6)
Pension and postretirement benefits:
Expenses	29.7	40.3	61.3	73.9
Contributions and benefit payments	(96.0)	(17.0)	(114.7)	(32.3)
Asset impairments	—	—	—	0.9
Depreciation and amortization	63.2	61.3	124.6	117.6
Excess tax benefits related to share-based payment arrangements	(5.6)	(2.8)	(9.6)	(4.0)
Share-based compensation expense	16.0	6.7	32.2	28.6
Loss on exchange or extinguishment of debt	—	1.0	—	1.0
Deferred income taxes	(11.3)	(15.2)	(20.3)	(19.4)
Change in assets and liabilities, net of effects of acquisitions and divestitures:
Receivables	(19.5)	(37.7)	(113.0)	(134.3)
Change in receivables sold, net	—	(97.1)	—	(97.1)
Inventories, net of pre-production and excess-over-average	(46.9)	(46.1)	(104.5)	(100.3)
Pre-production and excess-over-average inventories	(31.5)	(24.1)	(64.3)	(52.5)
Other current assets	4.9	2.8	9.1	11.9
Accounts payable	(15.6)	1.9	66.2	64.7
Accrued expenses	31.7	(3.4)	32.0	(21.1)
Income taxes payable	24.8	49.4	76.2	(38.3)
Other non-current assets and liabilities	6.5	(12.1)	(1.1)	(25.8)

Net Cash Provided By (Used In) Operating Activities	74.6	(10.7)	197.7	54.9

Investing Activities
Purchases of property, plant and equipment	(59.3)	(51.9)	(96.2)	(95.1)
Proceeds from sale of property, plant and equipment	0.6	1.3	0.7	1.4

Net Cash Used In Investing Activities	(58.7)	(50.6)	(95.5)	(93.7)

Financing Activities
Increase (decrease) in short-term debt, net	10.0	1.9	(1.8)	8.0
Loss on exchange or extinguishment of debt	—	(3.5)	—	(3.5)
Proceeds from issuance of long-term debt	—	512.8	—	512.8
Repayment of long-term debt and capital lease obligations	(0.3)	(533.6)	(0.7)	(534.0)
Proceeds from issuance of common stock	31.3	27.6	68.1	46.1
Purchases of treasury stock	(55.5)	(1.5)	(113.3)	(1.9)
Dividends	(25.4)	(25.2)	(50.5)	(49.8)
Excess tax benefits related to share-based payment arrangements	5.6	2.8	9.6	4.0
Distributions to minority interest holders	(0.8)	(0.9)	(2.5)	(1.9)

Net Cash Used In Financing Activities	(35.1)	(19.6)	(91.1)	(20.2)

Net cash (used in) provided by discontinued operations	(0.4)	2.1	(0.7)	11.2
Effect of exchange rate changes on cash and cash equivalents	1.1	4.2	1.7	4.9

Net increase in cash and cash equivalents	(18.5)	(74.6)	12.1	(42.9)
Cash and cash equivalents at beginning of period	231.9	283.0	201.3	251.3

Cash and cash equivalents at end of period	$213.4	$208.4	$213.4	$208.4

PRELIMINARY
GOODRICH CORPORATION
SUPPLEMENTARY FINANCIAL INFORMATION (UNAUDITED)
(DOLLARS IN MILLIONS)

	Three Months		Six Months
	Ended		Ended
	June 30,		June 30,
	2007	2006	2007	2006

Preliminary Income Statement Data:

Net Interest Expense	$(29.3)	$(30.2)	$(59.1)	$(61.1)

Other Income (Expense), Net:	$(17.7)	$(20.9)	$(33.3)	$(31.5)

- Divested Business Retiree Health Care	(4.4)	(4.2)	(9.2)	(9.0)
- Loss on Extinguishment or Exchange of Debt	—	(4.8)	—	(4.8)
- Income (Expense) related to previously owned businesses	(5.6)	(6.6)	(11.3)	(8.0)
- Minority interest and equity in affiliated companies	(7.2)	(3.6)	(12.8)	(7.4)
- Other Income (Expense	(0.5)	(1.7)	—	(2.3)

Preliminary Cash Flow Data:

Dividends	$(25.4)	$(25.2)	$(50.5)	$(49.8)

Depreciation and Amortization	$63.2	$61.3	$124.6	$117.6

- Depreciation	46.6	42.3	90.7	82.1
- Amortization	16.6	19.0	33.9	35.5

	June 30,	December 31,
	2007	2006

Preliminary Balance Sheet Data:

Preproduction and Excess-Over-Average Inventory	$463.5	$399.0

Short-term Debt	$10.4	$11.8
Current Maturities of Long-term Debt and Capital Lease Obligations	1.1	1.4
Long-term Debt and Capital Lease Obligations	1,720.5	1,721.7

Total Debt[1]	$1,732.0	$1,734.9
Cash and Cash Equivalents	213.4	201.3

Net Debt[1]	$1,518.6	$1,533.6

[1]	Total Debt (defined as short-term debt plus current maturities of long-term debt and capital lease obligations plus long- term debt and capital lease obligations) and Net Debt (defined as Total Debt minus cash and cash equivalents) are non- GAAP financial measures that the Company believes are useful to rating agencies and investors in understanding the Company’s capital structure and leverage. Because all companies do not calculate these measures in the same manner, the Company’s presentation may not be comparable to other similarly titled measures reported by other companies.